Company Contact:	Tony M. Shelby Chief Financial Officer (405) 235-4546
Investor Relations Contact:	Linda Latman (212) 836-9609 Lena Cati (212) 836-9611 The Equity Group, Inc.

NEWS:            for immediate release

POST OFFICE BOX 754 (73101)
16 SOUTH PENNSYLVANIA (73107)
November 7, 2006	OKLAHOMA CITY, OK U.S.A.
PHONE: 405-235-4546
FAX: 405-235-5067

AMEX: LXU

LSB INDUSTRIES, INC. REPORTS THIRD QUARTER RESULTS

Net Sales Increase of 18% Produces 153% Gain in Net Income

Applicable to Common Stock

Oklahoma City, Oklahoma . . . November 7, 2006 . . . LSB Industries, Inc. (AMEX:LXU), today reported results for the third quarter and nine months ended September 30, 2006.

Third Quarter 2006 Compared to Third Quarter 2005:

■	Net sales increased 18% to $123.8 million from $105.2 million;

■	Operating income rose 37% to $6.6 million from $4.8 million;

■	Net income doubled to $3.3 million compared to $1.7 million;

■	After deducting preferred stock dividend requirements, net income applicable to common stock was $2.8 million, up 153% from $1.1 million;

■	Diluted earnings per share rose to $.17 per share from $.07.

First Nine Months of 2006 Compared to First Nine Months of 2005:

■	Net sales increased 22% to $367.9 million from $301.4 million

■	Operating income was $21.0 million, up 71% compared to $12.3 million;

■	Net income of $12.5 million was 144% ahead of last year’s $5.1 million;

■	After preferred stock dividend requirements, net income applicable to common stock was $10.9 million, up 213% from $3.5 million;

■	Diluted earnings per share were $.64, or 178% ahead of last year’s $.23.

continued

Business Overview

Barry Golsen, President of LSB said, “During the third quarter, LSB continued to experience overall improved results. Our Climate Control Business produced especially strong growth, particularly our geothermal and water source heat pumps, which achieved the biggest comparable quarter and year to date increase in our history. Our total Climate Control Business sales increased 47% which, combined with the 29% gross margin percentage, caused the nearly 60% improvement in segment operating income. In our Chemical Business sales were off slightly, with the decline attributable to agricultural sales. Most of the shortfall was made up by sales of industrial chemicals which provide better margins and predictability.”

Mr. Golsen continued, “At our Climate Control Business, we are seeing the favorable market trends continuing in the fourth quarter. Despite the high level of third quarter sales, our backlog continued to build and we entered the final quarter of the year with $85.4 million, up from $38.5 million one year earlier.

Tony Shelby, Executive Vice President & Chief Financial Officer said, “We continue to increase our stockholders’ equity and improve our capital structure with earnings and increases in common stock issued in September 2006 related to conversions of $3.75 million of our convertible debentures, due 2011, from long-term debt to common stock.”

Conference Call

LSB will host a conference call covering the third quarter 2006 results on Wednesday, November 8, 2006 at 3:30 pm CT/ 4:30 pm ET. You are invited to listen to the call by dialing: 1-706-643-6275. Additionally, there will be a webcast posted on the Company’s website at www.lsb-okc.com.

LSB Industries, Inc.

We are a diversified holding company and our principal business activities consist of the:

•	Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

•	Chemical Business engaged in the manufacturing and selling of chemical products produced from plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

# # #

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Nine Months and Three Months Ended September 30, 2006 and 2005

(unaudited)

	Nine Months		Three Months
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Net sales	$367,864	$301,370	$123,847	$105,181
Cost of sales	299,787	251,368	100,280	87,448

Gross profit	68,077	50,002	23,567	17,733

Selling, general and administrative expense	46,627	39,806	17,052	13,653
Other expense	706	148	15	(29)
Other income	(231)	(2,243)	(83)	(688)

Operating income	20,975	12,291	6,583	4,797

Interest expense	8,957	8,627	3,196	2,799
Non-operating other income, net	(565)	(1,525)	(68)	(67)

Income from continuing operations before provision for income taxes and equity in earnings of affiliate	12,583	5,189	3,455	2,065
Provision for income taxes	408	84	208	84
Equity in earnings of affiliate	(611)	(554)	(206)	(187)

Income from continuing operations	12,786	5,659	3,453	2,168

Net loss from discontinued operations	244	512	113	512

Net income	12,542	5,147	3,340	1,656

Preferred stock dividend requirements	(1,655)	(1,671)	(551)	(554)

Net income applicable to common stock	$10,887	$3,476	$2,789	$1,102

Weighted average common shares:
Basic	13,839	13,571	13,979	13,751

Diluted	21,058	15,147	21,346	15,984

Income per common share:
Basic:
Income from continuing operations	$.81	$.30	$.21	$.12
Net loss from discontinued operations	(.02)	(.04)	(.01)	(.04)

Net income	$.79	$.26	$.20	$.08

Diluted:
Income from continuing operations	$.65	$.26	$.18	$.10
Net loss from discontinued operations	(.01)	(.03)	(.01)	(.03)

Net income	$.64	$.23	$.17	$.07

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2006 and 2005

(unaudited)

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividend requirements.

Note 2:	During each of the first three quarters of 2006, our Board of Directors declared and we paid nominal dividends on certain outstanding series of our preferred stock as follows: $.10 per share on our outstanding Series 2 Preferred, $.37 per share on our outstanding Series B Preferred, and $.31 per share on our outstanding Non-Cumulative Redeemable preferred stock. These dividends were not for the full amount of the required quarterly dividends pursuant to the terms of all of our outstanding series of preferred stock.

Note 3:	Basic net income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on net income applicable to common stock plus preferred stock dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 4:	Information about the Company’s operations in different industry segments for the nine months and three months ended September 30, 2006 and 2005 is detailed on the following page.

LSB INDUSTRIES, INC.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2006 and 2005

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
	(In Thousands)
Net sales:
Climate Control	$159,893	$117,002	$61,089	$41,507
Chemical	201,461	179,703	60,764	62,179
Other	6,510	4,665	1,994	1,495

	$367,864	$301,370	$123,847	$105,181

Gross profit:
Climate Control	$47,634	$35,191	$17,554	$13,205
Chemical	18,198	13,217	5,334	4,002
Other	2,245	1,594	679	526

	$68,077	$50,002	$23,567	$17,733

Operating income:
Climate Control	$18,480	$10,282	$6,903	$4,344
Chemical	8,787	6,925	2,196	2,492
General corporate expenses and other business operations, net	(6,292)	(4,916)	(2,516)	(2,039)

	20,975	12,291	6,583	4,797

Interest expense	(8,957)	(8,627)	(3,196)	(2,799)
Non-operating other income, net:
Climate Control	1	—	1	—
Chemical	261	334	25	55
Corporate and other business operations	303	1,191	42	12
Provision for income taxes	(408)	(84)	(208)	(84)
Equity in earnings of affiliate-Climate Control	611	554	206	187

Income from continuing operations	$12,786	$5,659	$3,453	$2,168

Notes:

Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to industrial machinery and components.

Operating income by industry segment represents gross profit by industry segment less selling, general and administrative expenses (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net consist of unallocated portions of gross profit, SG&A, other income and other expense.